The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This Amended Preliminary Pricing Supplement is being filed to correct the maturity date and valuation date of the securities.

Subject to Completion, Amended Preliminary Pricing Supplement dated September 30, 2011

PROSPECTUS Dated May 12, 2011	Pricing Supplement No. 2011-MTNDG0108 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-172554 and 333-172554-01
Dated May 12, 2011	Dated October , 2011
Filed pursuant to Rule 424(b)(2)
$
MEDIUM-TERM NOTES, SERIES D
Senior Notes

Enhanced Buffered Jump Securities Based on the
Dow Jones Industrial AverageSM due October 28, 2016

Unlike ordinary debt securities, the Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due October 28, 2016, which we refer to as the securities, do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount.  At maturity, you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing value (as defined below) of the Dow Jones Industrial AverageSM, which we refer to as the underlying index, on the valuation date and which may be significantly less than the stated principal amount of the securities and possibly as low as $1.50 per security. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash equal to:
º	$10 plus the greater of (i) the upside payment and (ii) the product of $10 and the index percent increase, if the final index value is greater than the buffer level, or
º
$10 times the index performance factor, plus $1.50, if the final index value is less than or equal to the buffer level.  This amount will be less than or equal to the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.50 per security, subject to the credit risk of Citigroup Inc.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on PS-6.
•
The upside payment will be equal to $3.70 to $4.20 per security (37% to 42% of the stated principal amount).  The actual upside payment will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•	The index percent increase will be a fraction equal to the final index value minus the initial index value, divided by the initial index value.
•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.
•	The initial index value will equal , the closing value of the underlying index on the pricing date.
•	The final index value will equal the closing value of the underlying index on the valuation date.
•	The valuation date will be October 25, 2016, subject to postponement for non-index business days or certain market disruption events.
•	The buffer level will equal 85% of the initial index value, and the minimum payment at maturity is $1.50 per security (subject to the credit risk of Citigroup Inc.).
•
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 17317U576. The ISIN number for the securities is US17317U5763.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Public Offering Price(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per security	$10.00	$0.35	$9.65
Total	$	$	$

(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.90 per security. You should refer to “Description of Securities—Use of Proceeds and Hedging” for more information.

(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $0.35 for each security sold in this offering. Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.35 for each $10 security they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about October    , 2011.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due October 28, 2016, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Citigroup Funding.  The securities have been designed for investors who are willing to forgo market interest rates and dividends in exchange for a payment at maturity based on the performance of the Dow Jones Industrial AverageSM, which we refer to as the underlying index.  At maturity, you will receive a positive return on the securities only if the closing value of the underlying index on the valuation date is greater than the buffer level.  All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.

The Dow Jones Industrial AverageSM is described under “Description of Securities––The Underlying Index; Public Information” in this pricing supplement.

Each security costs $10
We, Citigroup Funding Inc., are offering the Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due October 28, 2016, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the underwriter’s fees paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities provide a minimum payment at maturity of only 15% of the stated principal amount; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount.  At maturity you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing value of the underlying index on the valuation date.  If the final index value is less than the buffer level, you may receive an amount at maturity that is substantially less, and possibly 85% less, than the stated principal amount of your initial investment.  If the final index value is greater than the buffer level, you will receive a positive return equal to the greater of (i) the fixed upside payment described below and (ii) the return on the underlying index.

The initial index value will be , the closing value of the underlying index on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final index value will be the closing value of the underlying index on October 25, 2016, which we refer to as the valuation date (subject to postponement in the event of non-index business days or certain market disruption events).

The buffer level will be 85% of the initial index value.

Payment at maturity depends on the closing value of the underlying index on the valuation date
At maturity, you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing value of the underlying index on the valuation date equal to:

•	$10 plus the greater of (i) the upside payment and (ii) the product of $10 and the index percent increase, if the final index value is greater than the buffer level, where,

upside payment = $3.70 to $4.20 per security (37% to 42% of the stated principal amount). The actual upside payment will be determined on the pricing date; and

index percent increase	=	final index value – initial index value
initial index value

•	$10 times the index performance factor, plus $1.50, if the final index value is less than or equal to the buffer level, where,

index performance factor	=	final index value
initial index value

Accordingly, where the final index value has decreased from the initial index value by more than 15%, investors will lose 1% of the stated principal amount for every 1% decline in the closing value of the underlying index in excess of 15%.  This amount will be less than the stated principal amount of $10 and may be as low as $1.50 per security.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On PS-6, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the closing value of the underlying index.  The graph does not show every situation that can occur.

You can review historical values of the underlying index in the section of this pricing supplement called “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based upon its historical performance.

If a market disruption event occurs with respect to the underlying index on the valuation date or if the valuation date is not an index business day, the final index value will be determined on the next index business day on which no market disruption event occurs with respect to the underlying index in accordance with “Description of Securities—Closing Value.”

Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

By investing in the securities, you will not be entitled to receive any dividends paid with
Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of September 29, 2011, the average dividend yield of those stocks was 2.76% per year, which, if the average dividend yield remained constant for the term of the securities, would be equivalent to 13.80% (calculated on a simple interest basis)

respect to the stocks that constitute the underlying index	over the approximately 5-year term of the securities. However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets will determine, among other things, the initial index value, the final index value, the index percent increase or index performance factor, as applicable, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the underwriter; conflicts of interest
The underwriter for the offering of the securities, Citigroup Global Markets, our affiliate, will conduct this offering in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written consent of the client.  See “Description of the Securities—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated May 12, 2011 and prospectus dated May 12, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—Certain United States Federal Tax Considerations.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or call Morgan Stanley Smith Barney at (866) 477-4776.  All other clients may contact their local brokerage representative.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of September 29, 2011, the average dividend yield of those stocks was 2.76% per year, which, if the average dividend yield remained constant for the term of the securities, would be equivalent to 13.80% (calculated on a simple interest basis) over the approximately 5-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

The graph is based on the following terms:
Stated Principal Amount per Security:	$10
Hypothetical Upside Payment:	$3.95 per security (39.5% of the stated principal amount)
Minimum Payment at Maturity:	$1.50 per security (15% of the stated principal amount)
Maximum Payment at Maturity:	There is no maximum payment at maturity.

•
If the final index value is greater than the buffer level, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security and is equal to the $10 stated principal amount plus the greater of (i) the hypothetical upside payment of $3.95 and (ii) the product of $10 and the return on the underlying index.

º
If the percentage change in the closing value of the underlying index from the pricing date to the valuation date is greater than -15% but less than or equal to 39.5%, an investor will receive a payment at maturity of $13.95 per security, the stated principal amount plus the hypothetical upside payment.

º
If, however, the underlying index appreciates more than 39.5%, an investor will instead participate on a 1-to-1 basis in the positive performance of the underlying index.  For example, if the underlying index appreciates 50%, an investor will receive a payment at maturity equal to $15.00 per security.

º
If the final index value is less than the initial index value but has decreased from the initial index value by an amount less than 15%, investors will nevertheless receive a payment maturity of $13.95 per security, the stated principal amount plus the hypothetical upside payment.

•
If the final index value is less than or equal to the buffer level, investors will receive an amount at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying index from the initial index value in excess of 15%. The minimum payment at maturity is $1.50 per security.

º	For example, if the underlying index depreciates 30%, investors will lose 15% of their principal and receive only $8.50 per security at maturity, or 85% of the stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and provide a minimum payment at maturity of only 15% of the stated principal amount. Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest, and you may lose up to 85% of the stated principal amount
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount of the securities, subject to the credit risk of Citigroup Inc. If the final index value is less than 85% of the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the final index value from the initial index value in excess of 15%. Thus, you may lose up to 85% of the stated principal amount of your investment in the securities. See “Hypothetical Payouts on the Securities at Maturity.”

Volatility of the underlying index
Historically, the value of the underlying index has been volatile. From January 3, 2006 to September 29, 2011, the closing value of the underlying index has been as low as 6,547.05 and as high as 14,164.53. The volatility of the value of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of your investment in the securities, and possibly as low as $1.50 per security.

Potential for a lower comparable yield
The securities do not pay any periodic interest. As a result, if the final index value is less than or equal to the buffer level, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

The market price of the securities will be influenced by many unpredictable factors
Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of

Securities—Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the securities if you try to sell your securities prior to maturity.

Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index

Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  The stocks that constitute the underlying index as of September 29, 2011 average a dividend yield of 2.76% per year.  If this average dividend yield were to remain constant for the term of the securities, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 13.80% (calculated on a simple interest basis) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a dividend pass-through.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Adjustments to the underlying index could adversely affect the value of the securities
The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The securities will not be listed on any securities exchange, and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying index and the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the buffer level and, as a result, could increase the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are unclear
There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described below under “Description of Securities—Certain United States Federal Tax Considerations,” in 2007, the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due October 28, 2016.  In this pricing supplement, the terms “Citigroup Funding,” “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$

Pricing Date	October , 2011

Original Issue Date (Settlement Date)	October , 2011 (three Business Days after the Pricing Date)

Maturity Date	October 28, 2016

Valuation Date	October 25, 2016, subject to postponement for non-Index Business Days or Market Disruption Events as described below under “—Closing Value.”

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price	$10 per Security

CUSIP Number	17317U576

ISIN Number	US17317U5763

Denominations	$10 and integral multiples thereof

Underlying Index	Dow Jones Industrial AverageSM

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

• $10 plus the greater of (i) the Upside Payment and (ii) the product of $10 and the Index Percent Increase, if the Final Index Value is greater than the Buffer Level, or

•
$10 times the Index Performance Factor, plus $1.50, if the Final Index Value is less than or equal to the Buffer Level. This payment will be less than or equal to the $10 Stated Principal Amount and may be as low as $1.50 per Security.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Index Business Day preceding the Maturity Date (but if such Index Business Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$3.70 to $4.20 per Security (37% to 42% of the Stated Principal Amount). The actual Upside Payment will be determined on the Pricing Date.

Index Percent Increase	A fraction, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Percent Increase	=	Final Index Value – Initial Index Value
Initial Index Value

Index Performance Factor	A fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Initial Index Value	, the Closing Value of the Underlying Index on the Pricing Date, as determined by the Calculation Agent.

Final Index Value	The Closing Value of the Underlying Index on the Valuation Date, as determined by the Calculation Agent.

Buffer Level	85% of the Initial Index Value

Minimum Payment at Maturity	$1.50 per Security (15% of the Stated Principal Amount)

Maximum Payment at Maturity	There is no maximum Payment at Maturity.

Closing Value
Subject to the terms described under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” below, the Closing Value on any Index Business Day means the closing value of the Underlying Index on such day as published by the publisher of the Underlying Index. If such date of determination is not an Index Business Day or if there is a Market Disruption Event on that date, the Closing Value of the Underlying Index for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the value of the Underlying Index obtained from as many dealers in equities (which may include Citigroup Global Markets Inc. (“Citigroup Global Markets”) or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the Calculation Agent. Instead of obtaining values from dealers as described above, the Calculation Agent may defer the Valuation Date or any other date of determination for up to two consecutive days that would have been Index Business Days or on which a Market Disruption Event is occurring, but not past the Business Day immediately prior to the Maturity Date.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which the level of the Underlying Index or any Successor Index is calculated and published and on which securities comprising more than 80% of the value of the index on such day are capable of being traded on their primary exchanges or markets during the one-half hour before the determination of the Closing Value of the index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Underwriter	Citigroup Global Markets

Calculation Agent	Citigroup Global Markets

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Final Index Value in the event of a Market Disruption Event, or discontinuance of the Underlying Index, may affect the Payout at Maturity.  See “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event, as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the primary exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Underlying Index or any Successor Index, (b) any options or futures contracts, or any options on such futures contracts, relating to the Underlying Index or any Successor Index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Underlying Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index will be based on a comparison of the portion of the value of the Underlying Index attributable to that security relative to the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

Redemption at the Option of the Holder; Defeasance

The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Alternate Payment Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Closing Value of the Underlying Index as of the date of such acceleration as the Final Index Value.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Underlying Index;
Alteration of Method of Calculation
If the publisher of the Underlying Index discontinues publication of the Underlying Index and it or another entity (including Citigroup Global Markets) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index, then the value of the Underlying Index will be determined by reference to the value of that index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to the Trustee, us and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of the Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Value for the Underlying Index for such date. Such Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) of each security most recently constituting the Underlying Index at the close of the principal trading session of the primary exchange(s) or market(s) of trading for such security on such date, without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index is changed in any material respect, or if the Underlying Index or any Successor Index is in any other way modified so that the value of the Underlying Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, as of the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the Underlying

Index or any Successor Index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Underlying Index or the Successor Index. Accordingly, if the method of calculating the Underlying Index or any Successor Index is modified so that the value of the Underlying Index or any Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

The Underlying Index; Public Information
Unless otherwise stated, all information on the Dow Jones Industrial AverageSM provided in this pricing supplement is derived from Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services, LLC (“CME”). The Dow Jones Industrial AverageSM is a price-weighted index, which means an underlying stock’s weight in the Dow Jones Industrial AverageSM is based on its price per share rather than the total market capitalization of the issuer. The Dow Jones Industrial AverageSM is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the Dow Jones Industrial AverageSM tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Dow Jones Industrial AverageSM is maintained by an Averages Committee comprised of the Managing Editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the Dow Jones Industrial AverageSM are made entirely by the Averages Committee without consultation with the corporations represented in the Dow Jones Industrial AverageSM, any stock exchange, any official agency or Citigroup Funding Inc. Although changes to the common stocks included in the Dow Jones Industrial AverageSM tend to be made infrequently, the underlying stocks of the Dow Jones Industrial AverageSM may be changed at any time for any reason. The corporations currently represented in the Dow Jones Industrial AverageSM are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and NASDAQ.

Please note that an investment in the Securities does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks included in the Dow Jones Industrial AverageSM.

License Agreement

The Dow Jones Industrial AverageSM is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME and has been licensed for use. “Dow Jones®”, “Dow Jones Industrial AverageSM”, “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”), have been licensed to CME and have been sublicensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates (the “Licensee”). The Securities are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates (collectively the “Corporations”) and the Corporations make no representation regarding the advisability of investing in the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND THE CORPORATIONS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND THE LICENSEE, OTHER THAN THE LICENSORS OF CME.

All disclosures contained in this document regarding the Dow Jones Industrial AverageSM, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by CME. None of Citigroup Funding, Citigroup Inc., Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

Historical Information
The following table sets forth the published high and low Closing Values, as well as the end-of-quarter Closing Values, of the Underlying Index for each quarter in the period from January 3, 2006 through September 29, 2011.  The Closing Value of the Underlying Index on September 29, 2011 was 11,153.98.  The graph following the table sets forth the historical performance of the Underlying Index for the period from January 3, 2006 through September 29, 2011.

You should not take the historical Closing Values of the Underlying Index as an indication of future performance, and no assurance can be given as to the Closing Value of the Underlying Index on the Valuation Date.  The Final Index Value may be less than the Buffer Level so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities and may be as low as $1.50 per Security.

We cannot give you any assurance that the Closing Value of the Underlying Index on the Valuation Date will be greater than the Buffer Level, such that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Closing Value of the Underlying Index on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

Dow Jones Industrial AverageSM Historical High, Low and Period End Closing Values January 3, 2006 through September 29, 2011
	High	Low	Period End
2006
First Quarter	11,317.43	10,667.39	11,109.32
Second Quarter	11,642.65	10,706.14	11,150.22
Third Quarter	11,718.45	10,739.35	11,679.07
Fourth Quarter	12,510.57	11,670.35	12,463.15
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter (through September 29, 2011)	12,724.41	10,719.94	11,153.98

Dow Jones Industrial AverageSM January 3, 2006 through September 29, 2011 Daily Closing Values

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Original Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus.

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Security may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.0000	$0.350	$0.350
≥ $1,000,000 and < $3,000,000	$9.950	$0.300	$0.300
≥ $3,000,000 and < $5,000,000	$9.925	$0.275	$0.275
≥ $5,000,000	$9.900	$0.250	$0.250

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the Underwriter, if, within 30 days of the offering, the Underwriter repurchases the Securities distributed by such dealers.

On or prior to the Pricing Date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Securities by taking positions in swaps, options or futures contracts on the Underlying Index or on the stocks that constitute the Underlying Index, in the stocks that constitute the Underlying Index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the Closing Value of the Underlying Index, and, accordingly, potentially increase the Initial Index Value and, therefore, the Buffer Level and, as a result, increase the Closing Value at which the Underlying Index must close on the Valuation Date before investors would receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the swaps, options or futures contracts on the Underlying Index or on the stocks that constitute the Underlying Index, the stocks that constitute the Underlying Index or such other securities or instruments, including by selling any such contracts or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Closing Value of the Underlying Index and, therefore, adversely affect the value of the Securities or the Payment at Maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

ERISA Matters	Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the

Securities through and including the date of disposition of such Securities that either:

(a)   it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)   if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Certain United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

• investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
• entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or
• persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of Securities.

We will not attempt to ascertain whether any of the issuers of the stocks composing the Underlying Index (such shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Securities.  Non-U.S. persons considering an investment in the Securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any such issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees with us to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders
This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities. Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders
This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.
The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the Securities are also possible.  In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Securities may be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

Enhanced Buffered Jump Securities
Based on the
Dow Jones Industrial AverageSM

Due October 28, 2016
$10 per Security

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
October     , 2011
(Including Prospectus Supplement Dated May 12, 2011
and Prospectus Dated May 12, 2011)

TABLE OF CONTENTS
Page
Pricing Supplement
Summary of Pricing Supplement	PS-2
Hypothetical Payouts on the Securities at Maturity	PS-6
Risk Factors	PS-8
Description of Securities	PS-11
Payment at Maturity	PS-11
The Underlying Index; Public Information	PS-16
Use of Proceeds and Hedging	PS-19
Plan of Distribution; Conflicts of Interest	PS-20
ERISA Matters	PS-21
Certain United States Federal Tax Considerations	PS-21

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28